Exhibit 99.1

Appliance Recycling Centers of America, Inc.

7400 Excelsior Boulevard, Minneapolis MN 55426 (952) 930-9000

Appliance Recycling Centers of America Reports Third Quarter

Operating Results

MINNEAPOLIS—NOVEMBER 9, 2009—Appliance Recycling Centers of America, Inc. (NASDAQ: ARCI) today reported operating results for the third quarter ended October 3, 2009.

Highlights of the third quarter included:

•                  Return to profitability in tight economic conditions.

•                  Sale-leaseback of St. Louis Park facility providing $2.0 million cash.

•                  Closing of one underperforming ApplianceSmart Factory Outlet and non-renewal of one retail lease.

•                  Entered into a recycling agreement with General Electric in October 2009.

Total revenues for the third quarter of 2009 decreased 11.6% to $26.0 million from $29.4 million in the third quarter of 2008. ARCA reported third quarter 2009 operating income of $0.9 million compared to $2.1 million during the same period of 2008. Third quarter 2009 comparable store revenues from the ApplianceSmart Factory Outlets open for the past twelve months decreased 12.3%, and total retail revenues decreased 4.1% to $18.0 million from $18.7 million during the same period of 2008. The decline in comparable store revenues was due primarily to price compression on product to remain competitive with other retailers in the current economic environment, along with lower levels of customer traffic. Recycling revenues decreased 20.0% to $7.0 million in the third quarter of 2009 compared to revenues of $8.8 million in the same period of 2008. The decrease in recycling revenues compared to the third quarter of 2008 was primarily the result of a planned volume reduction for one contract in California. Byproduct revenues decreased 46.3% to $1.0 million in the third quarter of 2009 compared to revenues of $1.9 million in the third quarter of 2008. The decrease in byproduct revenues was primarily the result of lower volumes and lower scrap metal prices compared to the third quarter of 2008.

Overall gross profit as a percentage of total revenues declined to 32.7% for the third quarter of 2009 compared to 34.5% for the third quarter of 2008. Gross profit for the retail segment was 28.4% in the third quarter of 2009 compared to 30.1% in the same quarter of 2008. The year-over-year decline is

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related primarily to the price compression mentioned previously and to lower comparable store sales. Gross profit for the recycling segment was 42.5% for the third quarter of 2009 compared to 42.6% for the same quarter of 2008.

Selling expenses increased $0.1 million to $5.1 million or 19.6% of total revenues in the third quarter of 2009 compared to $5.0 million or 16.9% of total revenues for the third quarter of 2008.  The increase in selling expenses was due primarily to additional occupancy costs from operating more factory outlet stores and was partially offset by cost containment initiatives. General and administrative expenses for the third quarter decreased $0.5 million to $2.6 million or 9.8% of total revenues in the third quarter of 2009 compared to $3.1 million or 10.4% of total revenues for the third quarter of 2008. The decrease in general and administrative expenses was due primarily to cost containment initiatives implemented in the second quarter of 2009.

The Company recorded a tax provision of $0.2 million for the third quarter of 2009 related primarily to taxable income generated from its Canadian operations. The Company’s net income for the third quarter was $0.4 million or $0.09 per diluted share compared to $1.1 million or $0.25 per diluted share for the third quarter of 2008. Net income for the third quarter of 2009 included non-cash share-based compensation expense of $0.2 million and was consistent with the non-cash share-based compensation expense in the third quarter of 2008.

Year-to-Date

Total revenues through three quarters of 2009 declined 8.5% to $77.6 million compared to $84.8 million for the same period of 2008. This overall decrease is the effect of a 0.6% decrease in retail revenues and a 26.3% decrease in recycling and byproduct revenues combined. Year-to-date comparable retail store revenues decreased 13.9% but were offset by the revenues from stores that opened during the past year. Recycling and byproduct revenues combined decreased $6.9 million primarily as a result of lower recycling volumes and lower scrap metal prices in the Company’s California market combined with this year’s later-than-anticipated start of a major utility’s annual appliance replacement program.

Overall gross profit through three quarters of 2009 as a percentage of total revenues was 28.9% compared to 32.9% for the comparable period of 2008. The decline was due primarily to price compression on product in the Company’s retail segment to remain competitive during the current

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economic downturn. Gross profit through three quarters of 2009 in the retail segment was 26.8% compared to 32.7% in the same period of 2008. Gross profit through three quarters of 2009 in the recycling segment was 35.4% compared to 33.3% for the same period of 2008. The increase in gross profit for recycling was due primarily to cost-saving efforts in several areas, including labor and transportation.

Selling expenses increased $1.2 million to $16.0 million or 20.7% of total revenues through three quarters of 2009 compared to $14.8 million or 17.5% of total revenues for the comparable period of 2008. The increase in selling expenses was due primarily to additional occupancy costs from operating more factory outlet stores. General and administrative expenses through three quarters of 2009 decreased $1.4 million to $7.3 million or 9.5% of total revenues compared to $8.7 million or 10.3% of total revenues for the comparable period of 2008. The decrease in general and administrative expenses was due primarily to cost containment initiatives previously mentioned.

The Company’s net loss through three quarters of 2009 was $2.0 million or $0.43 per diluted share compared to net income of $2.1 million or $0.45 per diluted share for the comparable period of 2008. The net loss through three quarters of 2009 included non-cash share-based compensation expense of $0.4 million and was consistent with the non-cash share-based compensation expense for the same period of 2008.

Sale-Leaseback Transaction

On September 25, 2009, the Company completed the sale-leaseback of its St. Louis Park building. The building is a 126,000-square-foot facility that includes the Company’s corporate office, a processing and recycling center, and an ApplianceSmart Factory Outlet store. Pursuant to the agreement entered into on August 11, 2009, the Company sold its St. Louis Park building for $4.7 million in cash and leased the building back over an initial lease term of five years. The sale of the building provided the Company with $2.0 million in cash after the repayment of the mortgage. The sale-leaseback transaction also resulted in a $2.4 million deferred gain that will be recognized on a straight-line basis over the initial lease term of the building.

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ApplianceSmart Factory Outlets

In mid November, the Company plans to open a 27,900-square-foot ApplianceSmart Factory Outlet in Cumming, Georgia, to serve the northeast suburbs of the Atlanta metropolitan area. In the third quarter, the Company closed one underperforming ApplianceSmart Factory Outlet in the Atlanta market and one store in San Antonio when the facility lease expired. Through eight months of operation in 2009, these two stores combined generated $3.2 million in retail revenues and reported an operating loss of $0.3 million.

Appliance Sales and Recycling Agreement with GE

On October 21, 2009, the Company entered into an agreement with General Electric Company (GE) acting through its GE Consumer & Industrial business component. Under the Agreement, GE will sell all of its recyclable appliances generated in the northeastern United States to the Company, and the Company will collect, process and recycle such recyclable appliances. The Agreement requires that the Company will only recycle, and will not sell for re-use or resale the recyclable appliances purchased from GE. The Company will establish a regional processing center located in the northeastern United States at which the recyclable appliances will be processed.

Edward R. (Jack) Cameron, President and Chief Executive Officer, commented: “We’re encouraged that the third quarter of 2009 reflected improvement in our overall business compared to the second quarter of this year. Our ApplianceSmart Factory Outlets performed relatively well in the Minnesota and Ohio markets, although the Georgia and Texas markets have continued to be very challenging. Our retail store gross profit margins remained flat from the second quarter 2009 to third quarter 2009. However, we did see significant improvement in our recycling margins between the second and third quarters due to cost containment initiatives and operating efficiencies.”

Cameron added: “We are seeing the positive effects of the multiple initiatives we have implemented throughout the Company to reduce costs at our operating and corporate levels. As a result of these measures, we realized an increase in our recycling segment margins along with a decrease in corporate overhead during the third quarter.”

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FOR IMMEDIATE RELEASE	FOR MORE INFORMATION, CONTACT:
Edward R. (Jack) Cameron, CEO, or
Peter Hausback, EVP and CFO
(952) 930-9000

About ARCA

ARCA (www.arcainc.com) is one of the nation’s largest recyclers of major household appliances for the energy conservation programs of electric utilities. The Company is also the exclusive North American distributor for UNTHA Recycling Technology (URT), one of the world’s leading manufacturers of technologically advanced refrigerator recycling systems and recycling facilities for electrical household appliances and electronic scrap. Through its ApplianceSmart operation (www.appliancesmart.com), ARCA also is one of the nation’s leading retailers of special-buy household appliances, primarily those manufactured by Maytag, GE, Frigidaire and Whirlpool. These special-buy appliances, which include close-outs, factory overruns and scratch-and-dent units, typically are not integrated into the manufacturer’s normal distribution channel. ApplianceSmart sells these new appliances at a discount to full retail, offers a 100% money-back guarantee and provides warranties on parts and labor. As of November 2009, ApplianceSmart was operating 18 factory outlets: six in the Minneapolis/St. Paul market; one in the Rochester, Minn., market; four in the Columbus, Ohio, market; five in the Atlanta market; and two in San Antonio, Texas. In mid November, the Company plans to open its nineteenth factory outlet in Cumming, Georgia.

This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995, including statements regarding ARCA’s future success. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, competition in the retail and recycling industries and regulatory risks. Other factors that could cause operating and financial results to differ are described in ARCA’s periodic reports filed with the Securities and Exchange Commission. Other risks may be detailed from time to time in reports to be filed with the SEC.

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APPLIANCE RECYCLING CENTERS OF AMERICA, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

	Three Months Ended		Nine Months Ended
	October 3, 2009	September 27, 2008	October 3, 2009	September 27, 2008
Revenues:
Retail	$17,962	$18,724	$58,229	$58,558
Recycling	7,006	8,759	16,942	21,991
Byproduct	1,037	1,931	2,384	4,229
Total revenues	26,005	29,414	77,555	84,778

Costs of revenues	17,512	19,252	55,148	56,909
Gross profit	8,493	10,162	22,407	27,869
Selling, general and administrative expenses	7,638	8,017	23,378	23,577
Operating income (loss)	855	2,145	(971)	4,292

Other income (expense):
Interest expense, net	(325)	(316)	(900)	(1,040)
Other expenses, net	36	8	(35)	8
Income (loss) from continuing operations before income taxes	566	1,837	(1,906)	3,260
Provision for income taxes	150	560	51	736
Income (loss) from continuing operations	416	1,277	(1,957)	2,524
Loss from discontinued operations, net of tax	—	(136)	—	(429)
Net income (loss)	$416	$1,141	$(1,957)	$2,095

Basic income (loss) per share:
Continuing operations	$0.09	$0.28	$(0.43)	$0.55
Discontinued operations	—	(0.03)	—	(0.09)
Net income (loss)	$0.09	$0.25	$(0.43)	$0.46

Diluted income (loss) per share:
Continuing operations	$0.09	$0.28	$(0.43)	$0.54
Discontinued operations	—	(0.03)	—	(0.09)
Net income (loss)	$0.09	$0.25	$(0.43)	$0.45

Weighted average number of shares outstanding:
Basic	4,578	4,578	4,578	4,568
Diluted	4,578	4,608	4,578	4,622

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APPLIANCE RECYCLING CENTERS OF AMERICA, INC.

CONSOLIDATED BALANCE SHEETS

(In Thousands)

	October 3,	January 3,
	2009	2009
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,707	$3,498
Accounts receivable, net of allowance of $39 and $292, respectively	5,589	6,056
Inventories, net of reserves of $360 and $115, respectively	17,979	18,834
Other current assets	687	950
Deferred income taxes	448	448
Total current assets	27,410	29,786
Property and equipment, net	4,321	6,967
Deferred income taxes	199	177
Restricted cash	700	—
Other assets	753	485
Total assets	$33,383	$37,415

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$4,933	$4,473
Checks issued in excess of bank balance	516	—
Accrued expenses	4,602	4,073
Line of credit	11,539	14,527
Current maturities of long-term obligations	532	579
Income taxes payable	149	362
Total current liabilities	22,271	24,014

Long-term obligations, less current maturities	2,067	4,892
Deferred gain	1,953	—
Deferred income tax liabilities	529	520
Total liabilities	26,820	29,426

Commitments and contingencies	—	—

Shareholders’ equity:
Common Stock, no par value; 10,000 shares authorized; issued and outstanding: 4,578 shares	16,666	16,221
Accumulated deficit	(9,886)	(7,929)
Accumulated other comprehensive loss	(217)	(303)
Total shareholders’ equity	6,563	7,989
Total liabilities and shareholders’ equity	$33,383	$37,415